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DOMINION RESOURCES, INC. AND SUBSIDIARIES                             EXHIBIT 12
RATIO OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

                                                           12 months                     Years ended December 31,
                                                        03/31/2002 (a)    2001 (b)   2000 (c)        1999       1998     1997 (d)
                                                        --------------    --------   --------     ---------   --------  -----------
Earnings, as defined:
 Earnings before income taxes and minority interests
 in consolidated subsidiaries                                   1147.0       914.0      600.0         829.0      887.0        679.0
 Distributed income from unconsolidated investees,
 less equity in earnings                                          54.3        33.0        6.3
 Fixed charges included in the determination of net
 income                                                         1012.8      1025.8     1041.7         583.0      656.1        684.1

                                                        --------------    --------   --------     ---------   --------  -----------
  Total earnings, as defined                                    2214.1      1972.8     1648.0        1412.0     1543.1       1363.1
                                                        --------------    --------   --------     ---------   --------  -----------

 Fixed charges, as defined:
  Interest charges                                              1054.7      1063.6     1039.3         591.8      669.5        707.7
  Rental interest factor                                          27.8        18.8       18.2           8.0        6.0          7.8

                                                        --------------    --------   --------     ---------   --------  -----------
  Total fixed charges, as defined                               1082.5      1082.4     1057.5         599.8      675.5        715.5
                                                        --------------    --------   --------     ---------   --------  -----------

                                                        --------------    --------   --------     ---------   --------  -----------
Ratio of Earnings to Fixed Charges                                2.05        1.82       1.56          2.35       2.28         1.91
                                                        ==============    ========   ========     =========   ========  ===========
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(a)  Earnings for the twelve months ended March 31, 2002 includes a one-time $40 million charge associated with the divesture of Saxon Capital, Inc., a $281 million charge from a write-down of Dominion Capital, Inc. assets, a $151 million charge asociated with Dominion's estimated Enron exposure, and $105 million inrestructuring charges associated with a senior management restructuring initiative and other restructuring costs. Excluding these items from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended March 31, 2002 of 2.58x.

(b)  Earnings for the twelve months ended December 31, 2001 includes a one-time
     $220 million charge related to the buyout of power purchase contracts and non-utility generating plants previously serving the company under long-term contracts, a one-time $40 million charge associated with the divestiture of Saxon Capital, Inc., a $281 million charge from a write-down of Dominion Capital assets, a $151 million charge associated with Dominion's estimated Enron exposure, and $105 million in restructuring charges associated with a senior management restructuring initiative announced in November and other restructuring costs. Excluding these items from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 2001 of 2.56x.

(c) Earnings for the twelve months ended December 31, 2000 includes $579 million in restructuring and other acquisition-related costs resulting from the CNG acquisition and a write-down at Dominion Capital, Inc. Dominion is required to divest its financial services business as a result of the acquisition of CNG. Excluding these items from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended
     December 31, 2000 of 2.10x.

(d) Earnings for the twelve months ended December 31, 1997 includes the one-time charge of $157 million for the windfall profits tax levied by the United Kingdom government. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended
     December 31, 1997 of 2.12x.